UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: July 16, 2015

Professional Diversity Network, Inc.
(Exact Name of Registrant as specified in its charter)

Delaware	001-35824	80-0900177
(State or other	(Commission File No.)	(IRS Employer
jurisdiction of		Identification Number)
incorporation or
organization)

801 W. Adams Street, Suite 600
Chicago, Illinois 60607
(312) 614-0950
(Address, including zip code, and telephone number
including area code of Registrant’s
principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 16, 2015, Professional Diversity Network, Inc. (the “Company”) and Matthew B. Proman, formerly the Company’s Executive Vice President and Chief Operating Officer (“Mr. Proman”), mutually agreed that Mr. Proman would resign from his executive officer positions at the Company and would resign from the Company’s board of directors. The effective date of Mr. Proman’s termination was July 16, 2015. In connection with his termination, the Company and Mr. Proman entered into a Separation Agreement and Mutual Release of All Claims, dated as of July 16, 2015 (the “Separation Agreement”).

Under the terms of the Separation Agreement, the Company will pay to Mr. Proman severance in an amount equal to the value of nine months of his annual salary. This amount will be paid in a lump sum of $206,250, less all legally required payroll deductions. The Company will also reimburse Mr. Proman for the amount of any premiums for individual medical insurance for Mr. Proman that are paid by Mr. Proman under the Consolidated Omnibus Budget Reconciliation Act (COBRA) during the nine-month period following the date of the Separation Agreement. Mr. Proman released and discharged the Company and its officers, directors, employees and agents from any and all claims, whether now known or unknown, which Mr. Proman now has or had based upon or arising out of any matter occurring or existing at any time up to and including the date of the Separation Agreement. The Company likewise released and discharged Mr. Proman from any and all claims, whether now known or unknown, which the Company now has or had based upon or arising out of any matter occurring or existing at any time up to and including the date of the Separation Agreement.

Mr. Proman also agreed to provisions in the Separation Agreement prohibiting him from, for a period of one year following the date of the Separation Agreement, (i) disparaging the Company or any of its subsidiaries, or any of its or their products and services, directors, officers, employees or other agents, (ii) competing against the Company or any of its subsidiaries, (iii) soliciting the termination of any employee of the Company or any of its subsidiaries and (iv) interfering with the relationship between the Company and its subsidiaries, on the one hand, and their customers, on the other hand. The Separation Agreement provides that in the event that Mr. Proman breaches his obligations under the foregoing provisions, then as liquidated damages he will forfeit any amounts otherwise owed to him under the promissory note, dated September 24, 2014 (the “Note”), issued by the Company to Mr. Proman in the original principal amount of $445,000 in connection with the closing of the Company’s merger transaction (the “Merger”) with NAPW, Inc., of which Mr. Proman held all outstanding equity interests. As of the date of the Separation Agreement, $445,000 of unpaid principal remains owing under the Note. As additional liquidated damages, Mr. Proman would also forfeit all of his rights to acquire shares of the Company’s common stock upon the exercise of any warrants or options held by him as of the date of the Separation Agreement. As of such date, Mr. Proman is the holder of a warrant to purchase 50,000 shares of the Company’s common stock for $4.00 per share, of a warrant to purchase 131,250 shares of the Company’s common stock for $10.00 per share and of options to purchase 183,000 shares of the Company’s common stock at $3.45 per share.

Under the terms of the Separation Agreement, the Company also reaffirmed its obligation to keep the resale of the 5,110,975 shares of the Company’s common stock originally issued to Mr. Proman as consideration for the Merger (the “Merger Shares”) registered under its shelf registration statement on Form S-3 (Registration No. 333-201341) under the Securities Act of 1933, as amended (the “Securities Act”). The Company also agreed to register the resale of the Merger Shares on any shelf registration under the Securities Act filed by the Company subsequent to the expiration of the currently effective shelf registration statement and to register the resale by Mr. Proman of the shares of common stock underlying Mr. Proman’s warrants and stock options. Under the Separation Agreement, the Company has also granted to Mr. Proman a co-sale right with respect to his Merger Shares such that at any time that the Company proposes to sell shares of its common stock in a private placement or public offering, Mr. Proman would have the opportunity to participate in such sale by causing one of his Merger Shares to be included in the sale with each share of common stock the Company proposes to sell, at the price per share at which the Company will be selling its shares.

The Company has also agreed to release Mr. Proman from the provisions of the registration rights and lock-up agreement, dated September 24, 2015 (the “Lock-Up”), among the Company, Mr. Proman, Star Jones and Christopher Wesser that would otherwise prohibit him from selling the Merger Shares prior to September 24, 2015. The Company will use its best efforts to assist Mr. Proman in connection with the sale of his Merger Shares.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Reference is made to Item 1.01 of this Current Report on Form 8-K. The disclosure contained in Item 1.01 with respect to the resignation of Mr. Proman as an executive officer and as a director, in each case in connection with the entrance by Mr. Proman and the Company into the Separation Agreement, is hereby incorporated by reference into this Item 5.02. Mr. Proman’s decision to resign as director was not as a result of any disagreement with the Company relating to the Company’s operations, policies or practices.

Item 8.01. Other Events.

On July 22, 2015, the Company issued a press releasing announcing the separation of Mr. Proman from the Company. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release of Professional Diversity Network, Inc., dated July 22, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFESSIONAL DIVERSITY NETWORK, INC.

Date: July 22, 2015	By:	/s/ Christopher Wesser
Christopher Wesser
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of Professional Diversity Network, Inc., dated July 22, 2015